Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Registration Statement on Form S-1 of Best Hometown Bancorp, Inc. filed with the Securities and Exchange Commission and the Form AC filed with the Office of the Comptroller of the Currency of our report dated March 10, 2016 on our audits of the financial statements of Home Federal Savings and Loan Association of Collinsville, appearing in the Prospectus, which is part of this Registration Statement and the Form AC. We also consent to the references to our firm under the captions “The Conversion and Offering,” “Experts” and “Legal Matters” in the Prospectus.

BKD, LLP

Indianapolis, Indiana

April 28, 2016